Exhibit 99.2

Execution Version

DEED

This Deed (this “Deed”) is made as of May 13, 2026, by and between:

(1)            VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

(2)            PJ Millennium I Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Purchaser A”); and

(3)            PJ Millennium II Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Purchaser B”, collectively with Purchaser A, the “Purchasers” and each, the “Purchaser”).

The Purchasers on the one hand, and the Company on the other hand, are sometimes herein referred to each as a “Party,” and collectively as the “Parties.” Unless otherwise indicated, capitalized terms not defined herein shall have the same meaning assigned to such term in the Share Purchase Agreement.

W I T N E S S E T H:

WHEREAS, Success Flow International Investment Limited, a BVI Business Company incorporated under the Laws of the British Virgin Islands, Choice Faith Group Holdings Limited, a BVI Business Company incorporated under the Laws of the British Virgin Islands (collectively, the “Sellers” and each, a “Seller”) and the Purchasers are parties to the Share Purchase Agreement, dated as of May 13, 2026 (as amended from time to time, the “Share Purchase Agreement”), pursuant to which the Sellers have agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from the Sellers a certain number of Class A Ordinary Shares on the terms and subject to the conditions set forth therein (the “Purchased Shares”);

WHEREAS, the Company acknowledges that the Purchasers are entering into the Share Purchase Agreement in reliance, among other things, on the representations and warranties of the Company set forth in this Deed;

WHEREAS, in connection with the transactions contemplated under the Share Purchase Agreement, the Company has agreed to provide certain representations, warranties and covenants as set forth in this Deed;

WHEREAS, the Purchasers and the Company entered into an investor rights agreement dated as of May 13, 2026 (the “Investor Rights Agreement”) pursuant to which the Company agreed to grant to the Purchasers certain investor rights and the Purchasers have agreed with the Company to comply with certain restrictions as to the transfer of the Purchased Shares as set forth therein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants, representations, warranties and agreements contained in this Deed and other Transaction Documents, the Parties hereto agree as follows:

Article I
REPRESENTATIONS AND WARRANTIES

Section 1.1          Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) as follows:

(a)          Due Formation.

(i)            The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. A complete copy of the M&AA as of the date hereof is filed as an exhibit to the amendment No.1 to annual report on Form 20-F for the year ended December 31, 2022 filed with the SEC on February 1, 2024.

(ii)            Each Group Company (other than the Company) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization. Each Group Company (other than the Company) is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Authority. The Company has full power and authority to enter into, execute and deliver this Deed and the other Transaction Documents to which it is a party and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to such Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Deed and any other Transaction Documents to which it is a party, agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Deed, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite actions on its part.

(c)           Valid Agreement. This Deed together with the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Purchasers, upon execution by the Company, shall constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its and their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Bankruptcy and Equity Exception”).

(d)          Capitalization.

(i)            As of the date of this Deed, the authorized share capital of the Company is US$30,000 divided into 3,000,000,000 shares, with a par value of US$0.00001 each, comprised of:

(A)            2,698,935,000 Class A Ordinary Shares, of which 1,677,368,135 Class A Ordinary Shares (excluding treasury shares and Class A Ordinary Shares held in the form of ADSs that are reserved for issuance upon the exercise of share incentive awards) were issued and outstanding as of March 31, 2026 (the “Capitalization Date”);

(B)            300,000,000 Class B Ordinary Shares, of which 30,721,723 Class B Ordinary Shares were issued and outstanding as of the Capitalization Date;

(C)            60,000 Class C Ordinary Shares, which were re-designated from Class A Ordinary Shares and all of which were issued and outstanding as of the Capitalization Date;

(D)            555,000 Class D Ordinary Shares, none of which was issued and outstanding as of the Capitalization Date;

(E)            150,000 Series A Preferred Shares, which were re-designated from Class A Ordinary Shares and none of which was issued as of the Capitalization Date; and

(F)            300,000 Series A-1 Preferred Shares, which were re-designated from Class A Ordinary Shares and none of which was issued as of the Capitalization Date.

(ii)           Except (1) as described in this Section 1.1(d), (2) as Disclosed in Filed SEC Reports, (3) as provided in the Transaction Documents and (4) share incentive awards that have been granted and may be granted from time to time under the Company Stock Plans, as of the date hereof, there were:

(A)            no outstanding Equity Securities of the Company;

(B)            no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any other Group Company, or that obligate the Company or any other Group Company to issue, any Equity Securities of the Company; and

(C)            no obligations of the Company or any other Group Company to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any Equity Securities of the Company (the items in foregoing clauses (A) through (C) being referred to collectively as “Company Securities”).

(iii)          Except (1) as Disclosed in Filed SEC Reports and (2) pursuant to the Company Stock Plans, and (3) as provided in the Transaction Documents, there are no outstanding agreements of any kind which obligate the Company or any other Group Company to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company or any other Group Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.

(iv)          Except as Disclosed in Filed SEC Reports and as provided in the Transaction Documents, none of the Company or any other Group Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(v)            All of the issued and outstanding Equity Securities of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable Securities Laws and none of such issued and outstanding shares of the Company was issued in violation of any preemptive rights or similar rights to subscribed for or purchased securities.

(e)         Status of the Purchased Shares.

(i)            The Purchased Shares have been duly authorized and validly issued, fully paid and non-assessable in compliance with all applicable Securities Laws, and upon registration of such Purchaser as the owner of the Purchased Shares on the Company’s register of members in accordance with the Share Purchase Agreement, will transfer to the Purchasers good and valid title to the Purchased Shares.

(ii)            The ADSs, which represent the Class A Ordinary Shares, are registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ. The Company is, and has at all times been, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NASDAQ, and has not received any notice asserting any material non-compliance with the listing requirements of the NASDAQ. The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Class A Ordinary Shares under the Exchange Act or the registration or listing of the ADSs (and Class A Ordinary Shares, not for trading but in connection with the listing of the ADSs) on the NASDAQ, and has not received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

(f)          Non-contravention. Neither the execution and the delivery of this Deed or any other Transaction Documents to which the Company is a party, nor the consummation by the Company of the transactions contemplated by this Deed or any other Transaction Documents to which the Company is a party, will (i) violate any provision of the organizational documents of the Company (including the M&AA) or any other Group Company; (ii)  violate any Law (including but not limited to the rules and regulations of the NASDAQ) or Judgment applicable to the Company or any other Group Company; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify or cancel, any agreement, contract, lease, license, instrument or other arrangement to which the Company or any Group Company is a party or by which the Company or any Group Company is bound or to which any of the Company’s or any Group Company’s assets are subject (each, a “Contract”), except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group, taken as a whole, and would not be reasonably expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by this Deed or any other Transaction Documents to which the Company is a party.

(g)          Consents and Approvals. Except as Disclosed in Filed SEC Reports, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to any Governmental Authority is necessary for the execution and delivery of this Deed or any other Transaction Documents (to which the Company is a party) by the Company, the performance by the Company of its obligations hereunder or thereunder, and the consummation by the Company of the transactions contemplated by this Deed or any other Transaction Documents to which the Company is a party, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that have been or will have been obtained, made or given on or prior to the Closing Date and other than those filings required to be made with the SEC and NASDAQ in compliance with applicable Securities Laws.

(h)          Company SEC Documents.

(i)            The Company has filed with, or furnished to, the SEC all required reports, schedules, forms, statements and other documents required to be filed by the Company with, or furnished by the Company to, the SEC pursuant to the Exchange Act (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)            As of the date hereof, (1) the Company is not an “ineligible issuer” (as such terms are defined in Rule 405 under the Securities Act), (2) none of the other Group Companies is required to file any documents with the SEC, (3) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents, and (4) none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(iii)           Each of the certifications and statements relating to the Company SEC Documents required by: (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act, (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act), or (3) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content with all applicable Laws in all material respects. As used in this Section 1.1(h), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

(iv)          The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (1) comply in all material respects with the published rules and regulations of the SEC with respect thereto, (2) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto, or (B) as permitted under the Exchange Act), (3) fairly present in all material respects the consolidated financial position of the Company and the other Group Companies and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), and (4) were prepared in accordance with the books of account and other financial records of the Company and the other Group Companies (except as may be indicated in the notes thereto).

(v)           Neither the Company nor any other Group Company has any liabilities or obligations required to be disclosed in the Company SEC Documents which are not so disclosed in the Company SEC Documents, other than those (1) incurred in the ordinary course of the Company’s or Group Companies’ respective businesses, and (2) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(vi)          Each of the Company and the other Group Companies is in compliance with all of its obligations under any outstanding guarantees or contingent payment obligations as disclosed in the financial statements referred to in the Company SEC Documents except those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(vii)        There are no outstanding guarantees or contingent payment obligations that are required to be disclosed by the Company in its Exchange Act filings and are not so disclosed or that otherwise would reasonably be expected to have a Material Adverse Effect.

(viii)        Neither the Company nor any other Group Company has any off-balance sheet transactions which, individually or in the aggregate, would, or is reasonably expected to have a Material Adverse Effect, and neither the Company nor any other Group Company has any relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the Company, or any other Group Company, such as structured finance entities and special purpose entities that could have a material adverse effect on the liquidity of the Company or any other Group Company or the availability thereof or the requirements of the Company or any other Group Company for capital resources. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise could reasonably be expected to have a Material Adverse Effect.

(ix)            The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that:

(A)           transactions are executed in accordance with management’s general or specific authorizations and in compliance with applicable Laws (including without limitation the Listing Rules);

(B)            transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability;

(C)            access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization;

(D)            the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences; and

(E)            each Group Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Company’s consolidated financial statements in accordance with GAAP.

(x)           The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(xi)          Since January 1, 2023, neither the Company nor the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(i)           Absence of Certain Changes. Except as Disclosed in Filed SEC Reports, since December 31, 2025, there has not been any circumstances, event, change, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)           Legal Proceedings. Except as Disclosed in Filed SEC Reports and litigations as would not reasonably be expected to have a Material Adverse Effect, there is no, and there has not been any, (i) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, audit, charge, claim, complaint, inquiry, investigation, arbitration or action (an “Action”) against any Group Company, or (ii) outstanding Judgments imposed upon any Group Company, in each case, by or before any Governmental Authority.

(k)          Compliance with Laws; Permits.

(i)            Except as Disclosed in Filed SEC Reports, each Group Company is and has been in compliance in all material respects with all state or federal Laws, common law, statutes, ordinances, acts, codes, rules or regulations, notices, circulars, executive orders, governmental guidelines or interpretations having the force of law, and Permits of Governmental Authorities or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority or Judgments, in each case, that are applicable to such Group Company.

(ii)            Except as Disclosed in Filed SEC Reports, each Group Company holds all licenses, franchises, permits, certificates, registrations, approvals, consents and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of its businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group, taken as a whole.

(iii)           The Company is not, and will not be, required to register as an “investment company” pursuant to the U.S. Investment Company Act of 1940, as amended, and the regulations promulgated thereunder.

(iv)          Neither the Company nor any other Group Company maintains or, to the Company’s Knowledge, needs any national security clearance or authorization to access classified information or facilities to perform any current business or proposed business.

(l)            Contracts.

(i)            Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the Company SEC Documents or to be filed as an exhibit to the Company SEC Documents (collectively, the “Material Contracts”) is so described, summarized or filed.

(ii)            Each of the Material Contracts (other than the VIE Documents) to which any Group Company is a party has been duly and validly authorized, executed and delivered by such Group Company and constitutes the legal, valid and binding agreement of such Group Company, enforceable by and against such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(iii)           None of the Group Companies is in breach or default of or has knowledge (actual or constructive) of the invalidity of or grounds for rescission, avoidance or repudiation of any of the Material Contracts (other than the VIE Documents) filed, or incorporated by reference, as an exhibit to the Company’s annual report on Form 20-F filed with the SEC on April 16, 2026 or any Company SEC Document filed by the Company after April 16, 2026, nor has any Group Company received written notice of any intention to terminate any such Material Contract.

(iv)          Except as Disclosed in Filed SEC Reports, each of the VIE Documents has been duly and validly authorized, executed and delivered by the parties thereto and constitutes the legal, valid and binding agreement of the parties thereto, enforceable by and against the parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(v)            None of the parties to any VIE Document is in breach or default of or has knowledge (actual or constructive) of the invalidity of or grounds for rescission, avoidance or repudiation of such VIE Document, nor has any of the parties to any VIE Document received written notice of any intention to terminate such VIE Document.

(m)         Tax Matters.

(i)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(A)            the Company and each of the other Group Companies has prepared (or caused to be prepared) and filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate;

(B)            all Taxes owed by the Company and each of the other Group Companies that are due (whether or not shown on any Tax Return) have been paid;

(C)            all Taxes required to be withheld by the Company and each of the other Group Companies have been properly withheld and remitted to the appropriate Governmental Authority as required by applicable Law;

(D)            neither the Company nor any of the other Group Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which waiver has not expired or been terminated, and no request for any such waiver of extension is currently pending;

(E)            no deficiencies for any Taxes have been proposed or asserted in writing by any Governmental Authority, and no dispute relating to any Tax Returns with any such Governmental Authority is outstanding or contemplated;

(F)            each Group Company is and has at all times been resident only in the jurisdiction in which it has been established or incorporated (as applicable) for Tax purposes, and no Group Company is treated as a resident for Tax purposes of, or has a taxable presence in, a jurisdiction other than the jurisdiction in which it was established or incorporated (as applicable);

(G)            no written claim has been received by the Company or any of the other Group Companies in a jurisdiction where the Company or any of the other Group Companies does not file Tax Returns that the Company or any of the other Group Companies is or may be subject to taxation by that jurisdiction;

(H)            there are no Liens for Taxes on any of the assets of the Company or any of the other Group Companies, other than for Taxes that are not yet due and payable;

(I)            no examination or audit of any Tax Return relating to any Taxes of the Company or any of the other Group Companies or with respect to any Taxes due from or with respect to the Company or any of the other Group Companies by any Tax authority is currently in progress or pending or threatened in writing (or to the Knowledge of the Company, otherwise); and

(J)            all Tax credits and Tax holidays claimed by any of the Group Companies are not subject to reduction, revocation, cancellation or any other adjustments except through change in applicable Laws published by the relevant Governmental Authority.

(n)          Employee Benefit Plans.

Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i)            each Company Plan has been established, operated, maintained, funded and administered in accordance with its terms and in compliance with applicable Laws;

(ii)            all contributions, distributions, reimbursements, premiums, or other payments required to be made with respect to any Company Plan or benefit or compensation plan or arrangement sponsored or maintained by a Governmental Authority have been timely made, or if not yet due, properly accrued in accordance with local accounting principles;

(iii)           there are no pending, or to the Knowledge of the Company, threatened Actions (other than routine claims for benefits) with respect to or against any Company Plan;

(iv)          no Company Plan or other benefit or compensation plan or arrangement sponsored or maintained by a Governmental Authority is a defined benefit plan, seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; and

(v)           all Company Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Company Plan that is not required to be funded.

(o)         Labor Matters.

Except as Disclosed in Filed SEC Reports or for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i)            neither the Company nor any of the other Group Companies is party to or bound by any collective bargaining agreement or other Contract with any labor organization, labor union, or works council, and there have been no labor organizing activities with respect to any employees of the Company or any of the other Group Companies;

(ii)            there are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, handbillings, pickets, walkouts, lockouts or other labor disputes or labor Actions with respect to the employees of the Group or against or affecting the Company or any of the other Group Companies;

(iii)          the Company and the other Group Companies are in compliance with all applicable Laws governing or concerning labor relations, employment and employment practices;

(iv)          to the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of the other Group Companies is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (1) owed to the Company or any of the other Group Companies, or (2) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of the other Group Companies; and

(v)           no employee layoff, facility closure, shutdown (whether voluntary or by order), reduction in force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company or any of the other Group Companies is currently contemplated, planned or announced, including as a result of any Law, order, directive, guidelines or recommendations by any Governmental Authority.

(p)         Environmental Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)            the Company and each of the other Group Companies is in compliance with all applicable Laws relating to public or worker health or safety, pollution or the protection of the environment or natural resources (“Environmental Laws”);

(ii)            the Company and the other Group Companies possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses;

(iii)          there is no Action under or pursuant to any Environmental Law or environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the other Group Companies;

(iv)          neither the Company nor any of the other Group Companies has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or the other Group Companies arising under Environmental Laws;

(v)           neither the Company nor any of the other Group Companies has managed, disposed of or arranged for disposal of, released, or exposed any Person to, any substance, or owned or operated any property or facility contaminated by any substance, so as to give rise to liabilities under Environmental Laws; and

(vi)          neither the Company nor any of the other Group Companies have assumed, undertaken, provided an indemnity with respect to, or become subject to, any liability of any other Person relating to Environmental Laws.

(q)         Real Property.

Except as, individually or in the aggregate, has not had and would not reasonably be expected have a Material Adverse Effect:

(i)            each Group Company has good and valid title to the real estate owned by such Group Company (the “Owned Real Property”) free and clear of all Liens, except for Permitted Liens;

(ii)           each Group Company has a good and valid leasehold interest in each Company Lease, free and clear of all Liens, except for Permitted Liens; and

(iii)          none of the Company or any of the other Group Companies has received written notice of any default under any Contract evidencing any Lien or other Contract affecting the Owned Real Property or any Company Lease, which default continues on the date hereof.

(r)          Sufficiency of Assets. The Group has good and valid title to all of the material assets owned by it or any rights or interests thereto, in each case as is necessary to operate the Group’s business as presently conducted, and there are no Liens affecting any of such assets which could have a Material Adverse Effect on the value of such assets, or limit, restrict or otherwise have a Material Adverse Effect on the ability of the Company or any of the other Group Companies to utilize or develop any such assets and, where any such assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease other than where the failure of any such lease to be legal, valid, subsisting or enforceable could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other Group Company is in breach or default of or has knowledge (actual or constructive) of any grounds for rescission, avoidance or repudiation of any such lease, nor has the Company or any other Group Company received written notice of any intention to terminate any such lease, that had or would reasonably be expected to have a Material Adverse Effect.

(s)          Indebtedness. Neither the Company nor any other Group Company:

(i)            has any outstanding Indebtedness that are of a nature that would be required to be disclosed on a balance sheet of the Group that is required to be included in the Company SEC Documents or the footnotes thereto prepared in conformity with GAAP but have not been so disclosed;

(ii)           is in violation of any term of, or in default under, any Contract relating to any Indebtedness, except where such violations and defaults would not, individually or in the aggregate, result in a Material Adverse Effect; or

(iii)          is a party to any Contract relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or could, reasonably be expected to have a Material Adverse Effect.

(t)           Intellectual Property; Data Privacy.

(i)            The Company and each of the other Group Companies own and possess, all right, title, and interest in and to, free and clear of all Liens, except for Permitted Liens, or have a valid and enforceable license to use, all Intellectual Property used in, held for use, or necessary to carry on the business now operated by them in each country in which they operate. Neither the Company nor any of the other Group Companies has received any notice of, nor is there or has there been, any infringement, misappropriation or other violation of or conflict in any jurisdiction with rights of others with respect to any Intellectual Property, nor, to the Company’s Knowledge, are there any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of the other Group Companies therein, and which infringement, misappropriation, violation or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(ii)            Each Group Company uses commercially reasonable efforts to protect the confidentiality of Intellectual Property owned by each Group Company and the confidentiality, integrity and security of the Company IT Systems in all material respects. Each Group Company complies with, and has at all times complied with, all Data Security Requirements in all material respects. In the past three (3) years, no Group Company has experienced any material breach of security implicating personal data, and no Group Company has received any notices from any Person or been the subject of any material claim or material Action (including any fines or other sanctions) with respect to any of the foregoing or any material non-compliance with any Data Security Requirements.

(u)         Money Laundering; Sanctions; Anti-Corruption.

(i)            The operations of the Company and the other Group Companies are, and have at all times been conducted, in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, PRC and U.S. anti-money laundering Laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, “Anti-Money Laundering Laws”); and no Action by or before any Governmental Authority involving any Group Company with respect to Anti-Money Laundering Laws is pending or threatened.

(ii)           Neither the Company nor any of the other Group Companies nor any director, officer, or, to the Company’s best knowledge after due and careful inquiry, agent, employee, Affiliate or representative of the Company or any of the Group Companies (excluding Purchasers or representatives or directors appointed by Purchasers) (each of the foregoing, a “Covered Person”) is controlled by a Person that is the subject or target of any sanctions from time to time administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union (including under Council Regulation (EC) No. 194/2008), His Majesty’s Treasury, the Hong Kong Monetary Authority, or other relevant sanctions authority.

(iii)          No Covered Person is aware of or has taken any action, directly or indirectly, that would result in a violation of, or has violated, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption Laws, including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from funds, nor has any Covered Person offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Authority to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Covered Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(A)           influencing any act or decision of such Government Official in his official capacity;

(B)            inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(C)            securing any improper advantage; or

(D)            inducing such Government Official to influence or affect any act or decision of any Governmental Authority,

in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company or in connection with receiving any approval of the transactions contemplated by this Deed or any other Transaction Documents to which the Company is a party. No Covered Person has accepted anything of value for any of the purposes listed in clauses (A) through (D) of this paragraph.

(v)         Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Laws) to receive dividends and distributions on, all Equity Securities of the other Group Companies as owned by the Company (whether directly or indirectly).

(w)         Insurance. The Company and each of the other Group Companies have in place all insurance policies necessary for the conduct of their businesses as currently operated and for compliance with all requirements of applicable Laws, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and the Company and each of the other Group Companies have complied with the terms and conditions of such policies, except where breach of this provision would not reasonably be expected to have a Material Adverse Effect.

(x)           Affiliate Transactions. To the Company’s knowledge, none of the Company’s or any of the other Group Companies’ respective 5% or greater shareholders (other than, in the case of any Group Company, any other Group Company), Affiliates, directors or executive officers, or any Affiliates of such Persons (collectively, “Major Shareholder Parties”) is a party to any transaction or Contract with the Company or any of the other Group Companies (other than as holders of options, and/or other grants or awards under the Company Stock Plans, and for services as employees, officers and directors), or any other related party transactions required to be disclosed, that are not disclosed, in the Company SEC Documents. Other than as Disclosed in Filed SEC Reports, the Company has disclosed to the Purchasers true, correct, and complete copies of all agreements (including any amendments, supplements or waivers thereto) entered into between the Company or any other Group Company, on the one hand, and any Major Shareholder Parties, on the other hand, including in relation to their investment in the Company.

(y)          Solvency. The Company and each other Group Company is not, as of the date hereof, and after giving effect to the transactions contemplated hereby and under any other Transaction Documents to which the Company is a party to occur at the Closing, will not be, Insolvent (as defined below). For purposes of this provision, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

Article II
COVENANTS

Section 2.1          Negative Covenants.

(a)          Except as required by applicable Laws or Judgment, as expressly required by this Deed, during the period from the date of this Deed until the Closing Date (or such earlier date on which this Deed may be terminated pursuant to Section 3.1), (x) the Company shall, and shall cause the Group Companies to, use their best efforts to operate their businesses in the ordinary course, and maintain and preserve intact, in all material respects, their assets and business organization and their relationships with lenders, customers, vendors and employees and other material business relations, and, (y) unless the Purchasers otherwise consent in writing (such consent in the Purchasers’ sole discretion), the Company shall not, and shall procure the other Group Companies not to:

(i)            establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Securities (whether in cash or in kind);

(ii)           combine, subdivide or reclassify any Equity Securities or effect any recapitalization, restructuring, reorganization or any other change in its share capital;

(iii)          amend the organizational documents of any Group Company (including the M&AA) in a manner that would adversely affect the Purchaser either as a holder of Class A Ordinary Shares or with respect to the rights of the Purchasers under this Deed, the Investor Rights Agreement or the Share Purchase Agreement;

(iv)          voluntarily delist from any trading market;

(v)           commence any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to their creditors, or any similar transaction;

(vi)          amend the conversion ratio between the Ordinary Shares and the ADSs;

(vii)         effect any merger, recapitalization, amalgamation, spin-off, consolidation or other similar transaction resulting in a Change of Control;

(viii)        cause or permit the occurrence of any facts or circumstances that, the Board and the Purchasers have unanimously determined that would reasonably be expected to result in a Material Adverse Effect;

(ix)           cause any material breach or default by the Company of any of the Transaction Documents; or

(x)            authorize any of, or agree or commit to do any of, the foregoing.

Article III
TERMINATION

Section 3.1           Termination. This Deed may be terminated

(a)          by the mutual written consent of the Company and the Purchasers;

(b)         by either the Company or the Purchasers upon written notice to the other, if the Closing has not occurred on or prior to the Long Stop Date; provided that the right to terminate this Deed under this Section 3.1(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Deed or the failure of such party to perform any of its obligations under this Deed has been a principal case of or primarily resulted in the events specified in this Section 3.1(b);

(c)         by either the Company or the Purchasers if any order, judgment, injunction, ruling, penalties, fines, writ or decree of any Governmental Authority or any procedure or proceeding, including those brought by a Governmental Authority, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby at the Closing shall be in effect and shall have become final and non-appealable prior to the Closing Date; provided that the right to terminate this Deed pursuant to this Section 3.1(c) will not be available to any party that has breached in any material respect any provision of this Deed in any manner that was the primary cause of the Restraint;

(d)         by the Purchasers if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Deed, and (ii) is incapable of being cured prior to the Long Stop Date, or if capable of being cured, shall not have been cured within 30 calendar days (but in no event later than the Long Stop Date) following receipt by the Company of written notice of such breach or failure to perform from the Purchasers stating the Purchasers’ intention to terminate this Deed pursuant to this Section 3.1(d) and the basis for such termination; provided that the Purchasers shall not have the right to terminate this Deed pursuant to this Section 3.1(d) if the Purchasers is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)           by either the Company or the Purchasers if the Share Purchase Agreement is terminated pursuant to the terms thereunder.

Section 3.2           Effect of Termination. In the event of the termination of this Deed as provided in Section 3.1, written notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made and this Deed shall forthwith become null and void (other than this Section 3.2 and Article V, all of which shall survive termination of this Deed), and there shall be no liability on the part of any Purchaser or the Company or their respective directors, officers and Affiliates in connection with this Deed, except that no such termination shall relive any Party from liability for damages to any Party (a) resulting from fraud, or (b) for any breach of this Deed occurring prior to termination. Each Party’s right under this Deed or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies.

Section 3.3          Survival. All of the covenants or other agreements of the parties contained in this Deed shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Deed (including the schedules and the certificates delivered pursuant hereto) will survive the Closing Date until the date that is eighteen (18) months after the Closing Date; provided that the Company Fundamental Warranties shall survive the Closing for three (3) years following the Closing Date; provided further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Deed. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

Article IV
INDEMNITY

Section 4.1           Indemnification.

(a)           From and after the Closing, the Company (the “Indemnifying Party”) shall indemnify each Purchaser, its Affiliates, and its and its Affiliates’ members, partners, managers, directors, officers, employees, advisors, shareholders, representatives and agents (each, an “Indemnified Party”) against, and shall hold each Indemnified Party harmless from and against, any and all losses, liabilities, damages, claims, proceedings, costs and expenses (including reasonable attorney’s fees in connection with any investigation or defense of a claim indemnifiable under this Article IV) (collectively, “Losses”) incurred or sustained by, or imposed upon, such Indemnified Party based upon, arising out of, with respect to or by reason of:

(i)            any breach or violation of, or inaccuracy in, any representation or warranty respectively made by the Indemnifying Party or its Affiliates under this Deed and/or any other Transaction Documents to which the Company is a party (for the avoidance of doubt, materiality standards or qualifications, qualifications by reference to the defined term of “Material Adverse Effect” and other similar qualifications shall not be taken into account in determining the amount of any Losses); or

(ii)           any breach or violation of, or failure to perform, any covenants or agreements or obligations respectively made by or on behalf of, or to be performed by, the Indemnifying Party or its Affiliates under this Deed and/or any other Transaction Documents to which the Company is a party.

Section 4.2           Certain Limitations.

(a)            The Indemnifying Party shall have no liability to any Indemnified Party under Section 4.1 in respect of any individual claim or series of related claims arising from the same or substantially similar facts or circumstances if the amount of the Losses suffered or incurred by such Indemnified Party in respect of such individual claim or series of related claims are less than 0.1% of the Purchase Price; provided that the limitation on the Indemnifying Party’s indemnification obligations under this Section 4.2(a) shall not apply to any breach of covenant, any breach of the Company Fundamental Warranties.

(b)           The Indemnifying Party shall have no liability to any Indemnified Party under Section 4.1 unless and until the aggregate amount of the Losses suffered or incurred by such Indemnified Party (excluding any Losses excluded pursuant to Section 4.2(a)) exceeds 1% of the Purchase Price, in which case the Indemnifying Party shall be fully liable to such Losses; provided that the limitation on the Indemnifying Party’s indemnification obligations under this Section 4.2(b) shall not apply to any breach of covenant, any breach of the Company Fundamental Warranties.

(c)            The maximum aggregate liability of the Indemnifying Party to the Indemnified Parties under Section 4.1 shall be an amount equal to 100% of the Purchase Price actually paid by the Investors at the Closing.

(d)          The amount of any Losses payable under Section 4.1 shall be reduced (but not below zero) by the amount of any tax benefit realized by or available to the applicable Indemnified Party that is attributable to any deduction, loss, credit or other tax benefit resulting from or arising out of the incurrence or payment of such Loss (with such tax benefit measured on a with-and-without basis and treating any such deduction, loss, credit or other tax benefit as the first item claimed for any taxable year).

(e)            Notwithstanding anything to the contrary in this Section 4.2, none of the limitations on liability in this Section 4.2 shall limit the Indemnifying Party’s liability in the event of fraud.

Section 4.3           Indemnification Procedures.

(a)            Any Indemnified Party seeking indemnification under this Article IV shall give written notice (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall include a description in reasonable detail of (a) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (b) if practicable and to the extent known, the estimated amount of Losses that have been or will be sustained by the Indemnified Party in connection with such claim (on a without prejudice basis). Neither a defect in the information contained in the Claim Notice nor a failure to timely deliver such notice shall affect the rights of any Indemnified Party unless and to the extent such defect or failure has actually prejudiced the Indemnifying Party in respect of its ability to maintain a defense of or mitigate such claim or has resulted in an increase in its indemnification obligations.

(b)            In the event of any claim, demand, action or proceeding asserted against any Indemnified Party by a third party with respect to which such Indemnified Party may claim indemnification under Section 4.1(a), as the case may be (a “Third Party Claim”), such Indemnified Party shall give the Indemnifying Party written notice as soon as reasonably practicable and in any event within ten (10) Business Days of receiving written notice of such Third Party Claim. Failure by such Indemnified Party to provide each such notice with respect to Third Party Claim within such time period shall not affect the rights of such Indemnified Party unless and to the extent that the Indemnifying Party is actually prejudiced by such failure of the Indemnified Party in respect of its ability to maintain a defense of or mitigate such Third Party Claim. The Indemnifying Party shall notify such Indemnified Party within ten (10) Business Days after receipt of such notice as to whether the Indemnifying Party will assume the defense of such Third Party Claim (provided it shall not have such right in the event of any claim involves a criminal proceeding). If the Indemnifying Party assumes the defense of such Third Party Claim (in which case it shall also acknowledge that it would have an indemnity obligation for the Losses suffered by the Indemnified Party resulting from such Third Party Claim), (i) the Indemnified Party shall have the right to participate in such defense and to engage separate counsel of its own choosing at its own cost and expense and (ii) the Indemnifying Party shall not agree to any compromise or settlement to which such Indemnified Party has not consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise includes only the payment of monetary damages which shall be paid by the Indemnifying Party (subject to the limitations herein) and includes an unconditional release of such Indemnified Party from all liability in respect of such Third Party Claim. If requested by the Indemnifying Party, such Indemnified Party will, at the cost and expense of such Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in defending such Third Party Claim (provided that nothing in the foregoing shall oblige such Indemnified Party in providing or furnishing any information that constitutes attorney-client or similar privilege). If the Indemnifying Party elects not to assume the defense of such Third Party Claim, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party; provided that the Indemnified Party shall not agree to any compromise or settlement to which the Indemnifying Party has not consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise includes only an unconditional release of such Indemnified Party from all liabilities and obligations in respect of such Third Party Claim.

(c)            Any amount of Losses payable under Section 4.1(a) by the Indemnifying Party and subject to Section 4.2 shall be settled as soon as practicable and in any event by such date as agreed by the Indemnified Parties and the Indemnifying Party (or in the event any disputes in relation thereof has been referred to and resolved pursuant to Section 5.1(b), by such date as the arbitration tribunal may determine) (the “Due Date”) and the Indemnifying Party hereby agrees that in the event any such Losses have not been settled in full by the Due Date, an interest at a simple rate of ten percent (10%) per annum shall apply to any outstanding amount of Losses for the period beginning on (and including) the Due Date and until such outstanding amount of Losses has been paid in full (it being understood that such additional interest rate applicable hereunder is the result of bona fide discussions between Parties and shall not be considered a penalty under applicable Laws).

Article V
MISCELLANEOUS

Section 5.1           Governing Law.

(a)           This Deed shall be governed and interpreted in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)           Any disputes, actions and proceedings against any party hereto or arising out of, or in any way relating to, this Deed shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 5.1(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 5.2           Amendment. This Deed shall not be amended, changed or modified, except by another deed in writing executed by the Parties.

Section 5.3           Binding Effect. This Deed shall inure to the benefit of, and be binding upon, the Purchasers, the Company, and their respective heirs, successors and permitted assigns.

Section 5.4           Assignment. Neither this Deed nor any of the rights, duties or obligations hereunder may be assigned by the Company without the prior written consent of the Purchasers. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.5           Notices. All notices, requests, demands, and other communications under this Deed shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party hereto to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, when sent if sent by e-mail, on the next Business Day following delivery to properly addressed or on the day of attempted delivery internationally recognized courier with postage paid and properly addressed as follows:

If to the Company, at:

VNET Group, Inc.
Guanjie Building, Southeast 1st Floor
10# Jiuxianqiao East Road
Chaoyang District, Beijing, 100016
Attention: Sheng Chen
Email: josh.chen@vnet.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

Hong Kong Club Building

3A Chater Road

Central, Hong Kong SAR

Attention: James Lin

Email: james.lin@davispolk.com

If to the Purchasers, at:

11/F, LKF29, No.29 Wyndham Street, Central, Hong Kong

Attention: Lawrence Xia

Email: lawrence.xia@lochpine.com; wilson.lo@lochpine.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie

14th Floor, One Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong
Attention: Ouyang Dan; Howard Wu
Email: dan.ouyang@bakermckenzie.com;

howard.wu@bakermckenzie.com

Any Party hereto may change its address for purposes of this Section 5.5 by giving the other Party written notice of the new address in the manner set forth above.

Section 5.6           Entire Deed. This Deed constitutes the entire understanding and deed between the Parties with respect to the matters covered hereby, and all prior deeds, agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Deed.

Section 5.7          Severability. If any provisions of this Deed shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Deed in order to render the remainder of the Deed and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.8           Adjustments in Share Numbers and Prices. In the event of any share subdivision, dividend or distribution payable in Class A Ordinary Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Class A Ordinary Shares), combination or other similar recapitalization or event occurring after the date hereof and prior to Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

Section 5.9           Fees and Expenses. Except as otherwise provided in this Deed, the Company and the Purchasers shall bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Deed, whether or not the Closing has occurred.

Section 5.10        Confidentiality. Each Party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Deed and the other Transaction Documents or the transactions contemplated hereby and thereby, except that the confidentiality obligations will not apply to: (a) information which was known to one Party or its Affiliates, representatives or agents prior to receipt from the Company, on the one hand, or the Purchasers, on the other hand, as applicable; (b) information which is or becomes generally known to the public without breach of this Deed, any other Transaction Documents; (c) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; and (d) any disclosure to a third party required by governmental, legal or regulatory authorities or bodies having jurisdiction over any Party or any binding judgment, order or requirement imposed by those authorities or bodies, or pursuant to any applicable Laws or stock exchange rules. Each Party hereto shall ensure that its Affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 5.11         Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Deed was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12         Headings. The headings of the various articles and sections of this Deed are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.13         Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Deed may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 5.14         No Third Party Beneficiaries. No provision of this Deed shall confer upon any Person other than the Parties and their permitted assigns any rights or remedies hereunder; provided that Section 5.15 shall be for the benefit of and fully enforceable by each of the Non-Recourse Parties (as defined below).

Section 5.15        Non-Recourse. This Deed may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Deed, or the transactions contemplated hereby may only be brought against the entities that are expressly named as the Parties and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Non-Recourse Parties”) shall have any liability for any obligations or liabilities of any Party or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Each of the Non-Recourse Parties are intended third party beneficiaries of this Section 5.15.

Section 5.16         Extension of Time, Waiver, Etc. The Company and the Purchasers may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party, or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchasers in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Article VI
DEFINITIONS

Section 6.1           Definitions.

(a)           For purposes of this Deed, the following defined terms shall have the following meanings:

“ADSs” means American depository shares of the Company, each representing six (or such other number as applicable at the relevant time) Class A Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the State of New York, PRC, Hong Kong, British Virgin Islands or the Cayman Islands are authorized or required by Law to be closed.

“Change of Control” means the occurrence of any of the following events:

(i)	with respect to the Company, any person, entity or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than, the Founder and the Purchasers and their respective Affiliates, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of either: (A) 35% or more of the then-outstanding Ordinary Shares; or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding Equity Securities eligible to vote for the election of directors

(ii)	the failure of the Incumbent Directors to constitute at least a majority of the Board; for this purpose, “Incumbent Directors” means (A) any individual who is a director at the beginning of any consecutive 12-month period or (B) any other individual whose election or nomination for election was approved by a vote of at least a majority of the directors meeting the requirements of clause (A); provided, however, that such individual is not initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board;

(iii)	a direct or indirect sale, transfer or other kinds of disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company; or

(iv)	the Founder (A) ceases to hold at least 10% of the total voting power represented by the outstanding voting securities of the Company (or any other successor or similar entity if applicable) (for the purposes of calculating the total voting power held by the Founder hereunder, such voting power exercisable by the Founder directly or indirectly through voting or similar agreement or arrangement including that under the Voting and Consortium Agreement shall be disregarded) and any Class C Ordinary Shares; or (B) is no longer a member of the Board, including where the Founder has resigned from, or been removed from the Board by the Board or the Company’s shareholders.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, with a par value of US$0.00001 each.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company, with a par value of US$0.00001 each.

“Class C Ordinary Shares” means the Class C ordinary shares of the Company, with a par value of US$0.00001 each.

“Class D Ordinary Shares” means the Class D ordinary shares of the Company, with a par value of US$0.00001 each.

“Closing” shall have the same meaning as assigned to such term in the Share Purchase Agreement.

“Closing Date” shall have the same meaning as assigned to such term in the Share Purchase Agreement.

“Company Fundamental Warranties” means, collectively, the representations and warranties of the Company in Section 1.1(a), Section 1.1(b), Section 1.1(c), Section 1.1(d), Section 1.1(e), Section 1.1(f) and Section 1.1(g).

“Company IT Systems” means software, firmware, hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer and information technology systems, platforms and networks, and information contained therein or transmitted thereby, in each case, owned, licensed, or used by any Group Company.

“Company Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any other Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any such Group Company thereunder.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each plan, program, policy, contract, agreement or other arrangement that is (i) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (ii) an employment, individual consulting, severance, retention or other similar agreement, or (iii) a bonus, incentive, deferred compensation, profit-sharing, retirement, retiree or post-termination, health, welfare, social insurance (including pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance), housing funds, overtime working pay, vacation, severance or termination pay, or fringe-benefit or any other benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of the other Group Companies or to which the Company or any of the other Group Companies contributes or is obligated to contribute to, or has or may have any current or contingent liability or obligation, other than any plan, program, policy, contract, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company Stock Plans” means the Company’s (i) 2010 Share Incentive Plan, as amended on July 6, 2012, (ii) 2014 Share Incentive Plan, as amended on December 22, 2017, and (iii) 2020 Share Incentive Plan, as adopted on May 29, 2020 and as amended on January 10, 2024.

“Control” or “control” (including, with its correlative meanings, “controlled by” and “under common control with”) of a given Person shall mean the possession, directly or indirectly, of the power or authority, whether exercised or not, to direct or cause the direction of the business, management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or analogous governing body) of such Person; provided further that the Purchasers shall not be deemed to Control the Group Companies as at the Closing.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, personally identifiable information, personal data, or other protected information relating to individuals or natural persons or otherwise relating to privacy, security, or security breach notification requirements and applicable to any Group Company: (i) each Group Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards in any relevant jurisdiction applicable to the business of each Group Company (including the General Data Protection Regulation (EU) 2016/679 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, or any other Laws which implement any other current or future legal act of the European Union concerning the protection and processing of personal data and any national implementing or successor legislation), and (iii) agreements any Group Company has entered into or by which it is bound.

“Disclosed in Filed SEC Reports” means disclosed in any Filed SEC Reports, other than any forward-looking statements (within the meaning of the Securities Act or the Exchange Act) and any disclosure of non-specific risks faced by the Company to the extent that they are cautionary, predictive or forward-looking in nature.

“Equity Securities” means, with respect to any Person, any shares or other voting or equity securities of such Person, securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for such shares or securities, and any rights, options or warrants to acquire such shares or securities. For the avoidance of doubt, Equity Securities of the Company shall include Ordinary Shares, ADSs, depositary receipts or similar instruments issued in respect of Ordinary Shares, Preferred Shares, convertible notes, and any other Equity Securities to be issued by the Company in the future.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Filed SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available (i) when used in respect of the Company’s representations and warranties as of the date hereof, as of the date hereof and (ii) when used in respect of the Company’s representations and warranties as of the Closing Date, as of the Closing Date.

“Founder” means Mr. CHEN Sheng, the founder and an executive director of the Company and the chairman of the Board.

“Founder Parties” means, collectively, (1) Founder, (2) GenTao Capital Limited, a British Virgin Islands company, (3) Fast Horse Technology Limited, a British Virgin Islands company, (4) Sunrise Corporate Holding Ltd., a British Virgin Islands company, (5) Personal Group Limited, a British Virgin Islands company, (6) Zentribe Capital (BVI) Limited, a British Virgin Islands company, (7) Beacon Capital Group Inc., a British Virgin Islands company, and a “Founder Party” means any of them.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body (public or private), agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange or other self-regulatory organization; and any entity or enterprise owned or controlled by a government.

“Group Company” means each of the Company and its current and future Subsidiaries and consolidated affiliated entities, and the “Group” refers to all the Group Companies collectively.

“Indebtedness” of any Person means, without duplication:

(i)	all indebtedness for borrowed money;

(ii)	all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business);

(iii)	all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments;

(iv)	all obligations evidenced by notes, bonds, debentures, loan stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(v)	all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

(vi)	all monetary obligations under any leasing or hire purchase or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a finance or capital lease;

(vii)	any amount raised by acceptance under any acceptance credit facility;

(viii)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(ix)	any amount raised under any other financing transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(x)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution other than guarantees provided in the usual and ordinary course of business;

(xi)	all indebtedness referred to in clauses (i) through (x) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and

(xii)	all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (xii) above. For purposes hereof, “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Intellectual Property” means patents, patent applications, patent rights, licenses, inventions, copyrights, trade secrets, know-how, and other unpatented and/or unpatentable proprietary or confidential information, systems and procedures, trademarks, service marks, trade names, designs, logos, domain names, rights to social media accounts, together with goodwill associated with any of the foregoing, software (including source code and object code), data, databases, and related documentation, registrations and applications for any of the foregoing, and other intellectual property, industrial property and proprietary rights in any jurisdiction.

“Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into by the Company and each Investor dated May 13, 2026.

“Judgment” means any order, judgment, injunction, ruling, penalties, fines, writ or decree of any Governmental Authority.

“Knowledge” means, with respect to the Company, the actual knowledge of the Company’s executive chairman, its Chief Executive Officer, its principal accounting officer (as identified in the latest Filed SEC Reports) and its General Counsel, in each case after reasonable inquiry.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

“Leased Real Property” means all right, title and interest of the Company and the other Group Companies to any leasehold interests in any real property, together with all buildings, structures, improvements and fixtures thereon.

“Liens” means (i) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation, (ii) any easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, license, covenant not to sue, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person, and (iv) any adverse claim as to title, possession, or use, and includes any agreement or arrangement for any of the same.

“Listing Rules” means the applicable rules and regulations of the NASDAQ.

“Listing Rules of HKEx” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“Long Stop Date” means October 31, 2026, or such later date as may be extended by mutual agreement in writing among the Parties.

“M&AA” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on January 9, 2024 (and as further amended, restated, supplemented or otherwise modified from time to time).

“Material Adverse Effect” means

(i)	any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments that, has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Group, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Deed and to timely perform its material obligations hereunder and under the other Transaction Documents to which the Company is a party; or

(ii)	any change in or amendment to the Laws, regulations and rules of the PRC or the official interpretation or official application thereof (a “Change in Law”) that results in, or could reasonably be expected to result in, (a) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the Company’s consolidated financial statements for the most recent fiscal quarter, and (b) the Company being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the Company’s consolidated financial statements for the most recent fiscal quarter;

provided, however, that for purposes of clause (i)(a) above, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or any Group Company arising from (1) economic changes generally affecting the industry in which the Group operates (provided in each case that such changes do not have a unique or materially disproportionate impact on the business of the Group compared to any other companies that operate in the industry or market in which the Group operates), (2) the execution, announcement or disclosure of this Deed or the pendency or consummation of the transactions contemplated hereunder, (3) changes after the date of this Deed in applicable Laws (provided that such changes do not have a unique or materially disproportionate impact on the business of the Group compared to any other companies that operate in the industry or market in which the Group operates), (4) changes in national or international political or social conditions generally affecting the industry in which the Group operates including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest (provided that such changes do not have a unique or materially disproportionate impact on the business of the Group compared to any other companies that operate in the industry or market in which the Group operates), or (5) earthquakes, hurricanes, floods or other natural disasters.

“NASDAQ” means the NASDAQ Global Select Market and/or Global Market.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares and the Class D Ordinary Shares.

“Permitted Liens” means:

(i)	statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, in each case, for which adequate reserves are maintained on the consolidated financing statements included in the Company SEC Documents filed prior to the date hereof in accordance with GAAP;

(ii)	mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business by operation of applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith;

(iii)	pledges or deposits by the Company or any of the other Group Companies under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or deposits to secure public or statutory obligations of such entity;

(iv)	non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business by the Company or any of the other Group Companies;

(v)	transfer restrictions imposed by applicable securities or other Law;

(vi)	easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, would not reasonably be expected to materially impair the use and operation of the applicable real property to which they relate in the conduct of the business of the Group as currently conducted; and

(vii)	applicable zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, none of which materially detracts from the value of or materially and adversely interferes with the present use of such real property.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, branch office, representative office, unincorporated organization or any other entity, including a Governmental Authority.

“PRC” means the People’s Republic of China, excluding for purposes of this Deed only, Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan.

“Preferred Shares” means collectively Series A Preferred Shares and the Series A-1 Preferred Shares.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Sarbanes-Oxley Act, the Exchange Act, the Listing Rules, or any listing agreement with the NASDAQ and any other applicable law regulating securities or takeover matters.

“Series A Preferred Shares” means Series A perpetual convertible preferred shares of the Company, with a par value of US$0.00001 each.

“Series A-1 Preferred Shares” means Series A-1 perpetual convertible preferred shares of the Company, with a par value of US$0.00001 each.

“Subsidiary” means, with respect to any given Person, any other Person that is controlled directly or indirectly by such given Person, which shall, for the avoidance of doubt, include any variable interest entity whose assets and financial results are consolidated with the assets and financial results of such given Person and are recorded on the financial statements of such given Person for financial reporting purposes in accordance with applicable accounting standards (each, a “VIE” and collectively, the “VIEs”) and any Subsidiary of such VIEs.

“Tax” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind whatsoever (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security or social insurance, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, turnover, resource, special purpose or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Documents” means this Deed, the Share Purchase Agreement, the Investor Rights Agreement, the Voting and Consortium Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by the Share Purchase Agreement, the Investor Rights Agreement, the Voting and Consortium Agreement and this Deed.

“Transactions” means the transactions expressly contemplated by this Deed and the other Transaction Documents.

“Transfer” by any Person means to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), directly or indirectly, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise); provided, that, notwithstanding anything to the contrary herein, a Transfer shall not include transfers that shall not be regarded as a Transfer as may be from time to time agreed between the Parties (and it is agreed that any arrangement, agreement or understanding referred to in the foregoing the completion of which is conditional on the Company’s consent having been obtained shall not be deemed a Transfer).

“U.S.” means the United States.

“VIE Documents” means the documents described or summarized in the Company SEC Documents and/or filed as an exhibit to the Company SEC Documents that entitle the assets and financial results of the Company’s VIEs to be consolidated with the assets and financial results of the Company, and a “VIE Document” refers to each of them.

“Voting and Consortium Agreement” means that certain Voting and Consortium Agreement entered into by each Purchaser and the Founder Parties dated May 13, 2026.

(b)            In addition to the terms defined in Section 6.1(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
“Deed”	Preamble
“Anti-Money Laundering Laws”	Section 1.1(u)(i)
“Arbitrator”	Section 5.1(b)
“Bankruptcy and Equity Exception”	Section 1.1(c)
“Capitalization Date”	Section 1.1(d)(i)(A)
“Claim Notice”	Section 4.3(a)
“Company”	Preamble
“Company Description”	Section 5.11(a)

Term	Section
“Company SEC Documents”	Section 1.1(h)(i)
“Company Securities”	Section 1.1(d)(ii)(C)
“Contract”	Section 1.1(f)
“Covered Person”	Section 1.1(u)(ii)
“Due Date”	Section 4.3(c)
“Environmental Laws”	Section 1.1(p)(i)
“Government Official”	Section 1.1(u)(iii)
“HKIAC”	Section 5.1(b)
“Indemnified Party”	Section 4.1(a)
“Indemnifying Party”	Section 4.1(a)
“Insolvent”	Section 1.1(y)
“Purchaser” and “Purchasers”	Preamble
“Purchaser A”	Preamble
“Purchaser B”	Preamble
“Purchasers Description”	Section 5.11(a)
“Losses”	Section 4.1(a)
“Major Shareholder Parties”	Section 1.1(x)
“Material Contracts”	Section 1.1(l)(i)
“Non-Recourse Parties”	Section 5.15
“Owned Real Property”	Section 1.1(q)(i)
“Party” and “Parties”	Preamble
“Permits”	Section 1.1(k)(ii)
“Purchased Shares”	Recitals

Term	Section
“Rules”	Section 5.1(b)
“Share Purchase Agreement”	Recitals
“Third Party Claim”	Section 4.3(b)

Section 6.2           Interpretation.

(a)           When a reference is made in this Deed to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or a Schedule to, this Deed unless otherwise indicated.

(b)          The table of contents and headings contained in this Deed are for reference purposes only and shall not affect in any way the meaning or interpretation of this Deed.

(c)          Whenever the words “include”, “includes” or “including” are used in this Deed, they shall be deemed to be followed by the words “without limitation”.

(d)          The words “hereof”, “herein”, “hereby”, “hereunder” and words of similar import when used in this Deed shall refer to this Deed as a whole and not to any particular provision of this Deed unless the context requires otherwise.

(e)           The words “date hereof” when used in this Deed shall refer to the date of this Deed.

(f)           The terms “or”, “any” and “either” are not exclusive.

(g)          The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(h)          The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i)            All terms defined in this Deed shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Deed are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(j)            Any deed, agreement, instrument or statute defined or referred to herein or in any deed, agreement or instrument that is referred to herein means such deed, agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(k)           Unless otherwise specifically indicated, all references to “dollars”, “US$” or “$” shall refer to the lawful money of the United States.

(l)            References to a Person are also to its permitted assigns and successors.

(m)          When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Deed, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(n)          The Parties have participated jointly in the negotiation and drafting of this Deed and, in the event an ambiguity or question of intent or interpretation arises, this Deed shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Deed.

[signature pages follow]

Execution

EXECUTED as a deed by	)
VNET GROUP, INC.	)
Signed by:	)	/s/ Sheng Chen
	)	Print name: Sheng Chen
	)	Title: Executive Chairperson and Interim Chief Executive Officer

In the presence of:

/s/ Yang Yang
Name of Witness: Yang Yang
Address of Witness: Guanjie Building, Southeast 1st Floor 10# Jiuxianqiao East Road, Chaoyang District, Beijing, 100016

EXECUTED as a deed by	)
PJ Millennium I Limited	)	/s/ WANG Hongbo
acting by a directors	)	Print name:WANG Hongbo
	)	Title: Director

[Signature Page to the Deed]

EXECUTED as a deed by	)
PJ Millennium I Limited	)	/s/ WANG Hongbo
acting by a directors	)	Print name:WANG Hongbo
	)	Title: Director

[Signature Page to the Deed]